Exhibit 10.1

AMENDMENT TO GAS GATHERING AND PROCESSING AGREEMENT BETWEEN ASSOCIATED ENERGY SERVICES, LP AND MARLIN MIDSTREAM, LLC

THIS Amendment to Gas Gathering and Processing Agreement (“Amendment”) is made and entered into effective as of the 22nd day of August, 2014, by and between Marlin Midstream, LLC (“Processor”) and Associated Energy Services, LP (“Supplier”). Hereinafter Processor and Supplier may sometimes be collective referred to as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, Processor and Supplier are parties to that certain Gas Gathering and Processing Agreement (“Agreement”) entered into by the Parties dated July 31, 2013;

WHEREAS, Processor and Supplier now desire to amend the Agreement in certain respects;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.2    Processor’s Commitment. Processor commits to reserve up to 80,000 Mcf per day of the processing capacity (such amount, as may hereafter be increased through the exercise of the Supplier’s Capacity Accordion Rights, the “Reserved Capacity”) of its Facilities for processing Supplier’s owned and/or controlled Raw Gas, and within the Facilities’ capabilities, Processor will process and return to Supplier for Supplier’s benefit all Residue Gas attributable to Raw Gas delivered by Supplier up to the Reserved Capacity and, subject to the provisions of Section 4.4, Processor, at its sole election, may purchase from Supplier 100% of the NGLs recovered from such Raw Gas. At any time during the Term hereof and subject to the following provisions, Supplier shall have the right to increase its Reserved Capacity above its original 80,000 Mcf per day commitment by an amount of up to the then available uncommitted capacity in the Facilities by sending written notice (the “Capacity Increase Notice”) to Processor no less than six days prior to the first day of any calendar quarter period designating the total amount of capacity Supplier desires for such calendar quarter. Any such election by Supplier to increase its Reserved Capacity shall be applicable for the full calendar quarter period for which an increase election has been made by Supplier. If Supplier fails to send a Capacity Increase Notice for a particular calendar quarter, Supplier shall be deemed to have elected the 80,000 Mcf per day Reserved Capacity for such calendar quarter. Such right of Supplier to increase the Reserved Capacity as provided above shall be hereinafter referred to as “Supplier’s Capacity Accordion Rights.” To the extent Processor has then available capacity in its Facilities after taking into consideration existing commitments, letters of intent and/or term sheets, upon receipt of the Capacity Increase Notice, in addition to the 80,000 Mcf per day of processing capacity originally reserved by Supplier, Processor shall reserve for Supplier during the applicable calendar quarter the lower of (i) the increased capacity reservation volume elected by Supplier or (ii) the maximum processing capacity then available at the Facilities. If Supplier exercises Supplier’s Capacity Accordion Rights, the fees payable by Supplier set forth in Section 5 shall be based on the total Reserved Capacity, inclusive of the increased capacity resulting from the exercise of Supplier’s Capacity Accordion Rights. Notwithstanding the time periods set forth above for delivery of a Capacity Increase Notice, for the calendar quarter period commencing July 1, 2014, Supplier shall have the right to make such election at any time during the third quarter of 2014, except that any election made by Supplier during the third calendar quarter shall be effective as of the first day of the month in which the Capacity Increase Notice is received by Processor and shall remain in effect for the remainder of the third calendar quarter 2014 period.

2.The definition of “Minimum Volume Commitment” in Exhibit A is deleted in its entirety and replaced with the following:

Minimum Volume Commitment - the sum of (i) 80,000 Mcf per Day and (ii) any increased capacity reservation resulting from the exercise of Supplier’s Capacity Accordion Rights; provided, however, that the Minimum Volume Commitment during the Month in which the Effective Date occurs and the Month in which the last Day of the Term occurs shall be prorated in accordance with the ratio of the number of days, including and following the Effective Date or prior to the last day of the Term, as the case may be, in such Month to the total number of days in such Month.

3.The first two sentences of Exhibit B under the heading “DELIVERY POINTS” are deleted in their entirety and replaced with the following two sentences:
DELIVERY POINTS:

The Delivery Point(s) under this Agreement shall be at any existing location on Processor’s Lake Murvaul Gathering System, Oak Hill Lateral System, Project Yellow Fin Loop/Longtail Pipeline, any other extensions to such gathering systems, or any plant inlet to which a third party gathering system or pipeline is connected to the Facilities. Any future connections to any such gathering systems or pipelines that Supplier desires would be subject to the mutual agreement of Processor and Supplier, including, without limitation, mutual agreement on the costs of such connection and which Party will bear same, except that, in consideration of the Minimum Volume Commitment made by Supplier pursuant to this Agreement, if the cost of any such connection is less than $50,000, Processor shall bear the cost of same, as long as the number of such connections do not exceed three per year, in which case, any such connections after three in any annual period will be subject to mutual agreement on the costs of any such connections.

4.All capitalized words that are not defined herein shall have the meaning ascribed to them in the Agreement. Except as modified and amended herein, the remaining terms and provisions of the Agreement shall remain in full force and effect

5.This Amendment may be executed in multiple counterparts, each of which shall be deemed an original agreement upon the signature by each of the Parties on at least one counterpart, but all of which shall be deemed to be one and the same document. Delivery of an executed version of this Agreement by facsimile transmission, email or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

Processor:                            Supplier:
Marlin Midstream, LLC                    Associated Energy Services, LP

By: /s/    Amanda Bush                    By: /s/    Todd Gibson
Chief Financial Officer                    Chief Financial Officer